SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________________________________
FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
____________________________________________________

American Security Resources Corporation
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation or organization)

90-0179050
 (IRS Employer Identification Number)

19 Briar Hollow Lane,  Suite  125,  Houston, Texas 77027
 (Address of principal executive offices)

Robert C. Farr , President
 (Name and address of agent for service)

713-465- 1001
 (Telephone number, including area code of agent for service)

American Security Resources Corporation
Employee, Contractor, Sub-Contractor and Consultant
Stock Incentive Plan  2010
 (Full title of the Plans)
_____________________________________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $.001 par value	1,000,000,000	0.0001	100,000	$7.13
TOTAL

(1)	Includes Common Stock underlying Warrants plus such indeterminate number of shares of Common Stock of the Registrant as may be issuable by reason of the anti-dilution provisions of the Plan.
(2)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common Stock underlying the Warrants to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low sales prices per share of Common Stock of the Registrant on September 14, 2010.

(3)	The offering price is based upon the exercise price of the warrants pursuant to Rule 457(f)(2).

PART I

The documents containing the information specified in this Part I will be sent or given to participants in the American Security Resources Corporation Employee, Contractor, Sub-Contractor and Consultant Stock Incentive Plan  2010 (the “Plan) as specified by Rule 428(b)(1).  Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.  See Rule 428(a)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The documents listed in (a) and(b) below have been filed by the Registrant, American Security Resources Corporation, a Nevada corporation(the “Company”), with the Securities and Exchange Commission(the “Commission”) and are incorporated by reference in this Registration Statement.  All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

(a) Form 10-K for the year ended 2009and filed on May 18, 2010.  The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

(b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K for the period ended June 30, 2010.

The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

Item 4:  Description of Securities

1,000,000,000 shares of common stock previously authorized, to be issued under the Registrant’s Supplementary Stock Incentive Plan 2010, a qualified employee benefit plan, over a period of time to Employees not to exceed ten (10) years.  In accordance with SEC Rule 405, the term employee benefit plan means any written purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension or similar plan or written compensation contract solely for employees, directors, general partners, trustees (where the registrant is a business trust), officers, or consultants or advisors. However, consultants or advisors may participate in an employee benefit plan only if:

1.	They are natural persons;
2.	They provide bona fide services to the registrant; and
3.
The services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the registrant's securities.

Item 5:  Interests of Named Experts and Counsel.

None

Item 6:  Indemnification of Directors and Officers.
Section 78.7502 of the Nevada Revised Statutes provides:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 7.  Exemption From Registration Claimed.

Not Applicable

Item 8:  Exhibits
The following documents are filed as Exhibits to this Registration Statement:
4.1	American Security Resources Corporation Employee, Contractor, Sub-Contractor and Consultant Stock Incentive Plan 2010

5	Opinion of Jack Chapline Vaughan, Attorney at Law as to the authorization and issuance of the shares being registered.

24.1	Consent of Jack Chapline Vaughan, Attorney at Law (included in Exhibit 5)

24.2	Consent of PS Stephenson & Co, PC, Independent Registered Public Accounting Firm

Item 9: Undertakings

The undersigned registrant hereby undertakes:

(a)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

THE REGISTRANT: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 9th day of September 2010.

__________________________________________

By:
       ______________________, Chairman of the Board and Chief Executive Officer
Principal Executive Officer

By:
      __________________________, Chief Financial Officer, Treasurer and Director
Principal Accounting Officer and Principal Financial Officer

THE PLAN: Pursuant to the requirements of the Securities Act of 1933, the Board of Directors who administer the American Security Resources Stock Incentive Plan 2010 have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 1st day of June 2010.

______________, Director            ______________, Director

______________, Director

Exhibit 4.1

 American Security Resources Corporation Supplemental Employee, Contractor, Sub-Contractor and Consultant Stock Incentive Plan  2010

SECTION 1.  PURPOSE OF THE PLAN.

The purpose of the American Security Resources Corporation Supplemental Employee, Contractor, Sub-Contractor and Consultant Stock Incentive Plan  2010 ("Plan") is to enhance the ability of the Company, a Nevada corporation (the "Company") to attract and retain highly qualified and experienced directors, employees and consultants and to give such directors, employees and consultants a continued proprietary interest in the success of the Company.  In addition the Plan is intended to encourage ownership of common stock of the Company by the directors, employees and consultants of the Company and its Affiliates (as defined below) and to provide increased incentive for such persons to render services and to exert maximum effort for the success of the Company's business.

The Plan provides eligible employees and consultants the opportunity to participate in the enhancement of shareholder value by the grants of warrants, options, restricted common or convertible preferred stock [if, as and when preferred stock is authorized by the Company and its shareholders], unrestricted common or convertible preferred stock and other awards under this Plan and to have their bonuses and/or consulting fees payable in warrants, restricted common or convertible preferred stock, unrestricted common or convertible preferred stock and other awards, or any combination thereof.

In addition, the Company expects that the Plan will further strengthen the identification of the directors, employees, contractors, sub-contractors and consultants with the stockholders.

SECTION 2.  ADMINISTRATION OF THE PLAN.

(a) Composition of Committee.  The Plan shall be administered by the Board of Directors of the Company (the "Board") or to a committee of the Board to which responsibility for the administration of this Plan has been assigned on behalf of the Board.  When acting in such capacity the Board is herein referred to as the "Committee," which shall also designate the Chairman of the Committee.  If the Company is governed by Rule 16b-3 promulgated by the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended

("Exchange Act"), no director shall serve as a member of the Committee unless he or she is a "disinterested person" within the meaning of such Rule 16b-3.

(b) Committee Action.  The Committee shall hold its meetings at such times and places as it may determine.  A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by not less than a majority of its members.  Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote of its members at a meeting duly called and held.  The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute award agreements or other documents on behalf of the Committee and the Company.  Any duly constituted committee of the Board satisfying the qualifications of this Section 2 may be appointed as the Committee.

(c) Committee Expenses.  All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company.  The Committee may employ attorneys, consultants, accountants or other persons.

SECTION 3.  STOCK RESERVED FOR THE PLAN.

Subject to adjustment as provided in Section 5(d)(xiii) hereof, the aggregate number of shares that may be issued under the Plan is 1,000,000,000 shares of common stock.  The shares subject to the Plan shall consist of authorized but unissued shares of Common Stock and such number of shares shall be and is hereby reserved for sale for such purpose.  Any of such shares which may remain unsold and which are not subject to issuance upon exercise of outstanding options or warrants or conversion of outstanding shares of preferred stock at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan.

SECTION 4.  ELIGIBILITY.

The Participants shall include directors, employees, including officers, of the Company and its divisions and subsidiaries, and consultants and attorneys who provide bona fide services to the Company.  Participants are eligible to be granted warrants, options, restricted common or convertible preferred stock, unrestricted common or convertible preferred stock and other awards under this Plan and to have their bonuses and/or consulting fees payable in warrants, restricted common or convertible preferred stock, unrestricted common or convertible preferred stock and other awards.  A Participant who has been granted an option, warrant or preferred stock hereunder may be granted an additional option, warrant options, warrants or preferred stock, if the Committee shall so determine.

SECTION 5.  AMENDMENTS OR TERMINATION.

The Board may amend, increase, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any Participant, without his consent, under any option, warrant or preferred stock theretofore granted.

SECTION 6.  COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

The Plan, the grant and exercise of options or warrants and grant and conversion of preferred stock thereunder, and the obligation of the Company to sell and deliver shares under such options, warrants or preferred stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

SECTION 10.  PURCHASE FOR INVESTMENT.

Unless the options, warrants, shares of convertible preferred stock and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person acquiring or exercising an option or warrant under this Plan or converting shares of preferred stock  may be required by the Company to give a representation in writing that he or she is acquiring such option or warrant or such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 11.  TAXES.

(a) The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any stock granted under this Plan.

(b) Notwithstanding the terms of Paragraph 11 (a), any Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by him or her in connection with the exercise of a nonqualified option or warrant or conversion of preferred stock by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with paragraph 5(d)(ii), equal to the amount required to be withheld or paid.  A Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date").  All such elections are irrevocable and subject to disapproval by the Committee.  Elections by Covered Participants are subject to the following additional restrictions: (i) such election may not be made within six months of the grant of an option or warrant, provided that this limitation shall not apply in the event of death or disability, and (ii) such election must be made either six months or more prior to the Tax Date or in a Window Period. Where the Tax Date in respect of an option or warrant is deferred until six months after exercise and the Covered Participant elects share withholding, the full amount of shares of Common Stock will be issued or transferred to him upon exercise of the option or warrant, but he or she shall be unconditionally obligated to tender back to the Company the number of shares necessary to discharge the Company's withholding obligation or his estimated tax obligation on the Tax Date.

SECTION 12.  REPLACEMENT OF OPTIONS, WARRANTS AND PREFERRED STOCK.

The Committee from time to time may permit a Participant under the Plan to surrender for cancellation any unexercised outstanding option or warrant or unconverted Preferred stock and receive from the Company in exchange an option, warrant or preferred stock for such number of shares of Common Stock as may be designated by the Committee.  The Committee may, with the consent of the holder of any outstanding option, warrant or preferred stock, amend such option, warrant or preferred stock, including reducing the exercise price of any option or warrant to not less than the fair market value of the Common Stock at the time of the amendment, increasing the conversion ratio of any preferred stock and extending the exercise or conversion term of and warrant, option or preferred stock.

SECTION 13.  NO RIGHT TO COMPANY EMPLOYMENT.

Nothing in this Plan or as a result of any option or warrant granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time.  The option, warrant or preferred stock agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 14.  LIABILITY OF COMPANY.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or other persons as to:

(a) The Non-Issuance of Shares.  The non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences.  Any tax consequence expected, but not realized, by any Participant or other person due to the exercise of any option or warrant or the conversion of any preferred stock granted hereunder.

SECTION 15.  EFFECTIVENESS AND EXPIRATION OF PLAN.

The Plan shall be effective on the date the Board adopts the Plan.  The Plan shall expire ten years after the date the Board approves the Plan and thereafter no option, warrant or preferred stock shall be granted pursuant to the Plan.

SECTION 16.  NON-EXCLUSIVITY OF THE PLAN.

Neither the adoption by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of restricted stock or stock options, warrants or preferred stock otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 17.  GOVERNING LAW.

This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the state of incorporation of the Company and applicable federal law.

SECTION 18.  CASHLESS EXERCISE.

The Committee also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.  The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.

Approved by the Board of Directors on September 9, 2010

Exhibit 4.1

EXHIBIT 5 & 24.1

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Exhibit 5 & 24.1 – Page

EXHIBIT 24.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated May 17, 2010 relating to the financials statements of American Security Resources Corporation.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ PS STEPHENSON & CO., P.C.

PS Stephenson & Co., P.C
Certified Public Accountants
Wharton, Texas
September 14, 2010

Exhibit 24.2 – Page 1